>EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference of our report dated March 19, 2001, with respect to the consolidated financial statements and schedules of American Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, in the Registration Statement (Form S-8 No. 333______) of American Financial Group, Inc. for the registration of 250,000 shares of Common Stock pertaining to the Great American Financial Resources, Inc. Retirement and Savings Plan filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Cincinnati, Ohio
November 29, 2001